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                                                                    EXHIBIT 23.3



                                   CONSENT

        In connection with the initial public offering (the "Offering") of common stock of OYO Geospace Corporation, a Delaware corporation (the "Company"), and the filing of a Registration Statement on Form S-1 with the Securities and Exchange Commission (the "Registration Statement"), the undersigned consents to be named in the Registration Statement as a person who will be elected as a director immediately prior to the closing of the Offering. The undersigned further consents to serve as a director of the Company, if elected, and to the filing of this consent as an exhibit to the Registration Statement.

Dated:  September 24, 1997.


                                            /s/ TOM DAVIS
                                            ------------------------------------
                                            Tom Davis